Exhibit 15
The Board of Directors and Shareholders of Harris Stratex Networks, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-140442) of Harris Stratex Networks, Inc. dated February 5, 2007 of our reports dated February 9, 2007 and May 4, 2007 relating to the unaudited condensed consolidated interim financial statements of Harris Stratex Networks, Inc. that are included in its Forms 10-Q for the quarters ended December 29, 2006 and March 30, 2007.

/s/ Ernst & Young LLP

Raleigh, North Carolina
May 4, 2007